                                                                     EXHIBIT 12

                            VASTAR RESOURCES, INC.
               STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                                                 FOR THE NINE
                                                         FOR THE YEARS ENDED     MONTHS ENDED
                                                            DECEMBER 31,         SEPTEMBER 30,
                                                     --------------------------- -------------
                                                      1997   1996   1995   1994      1998
(MILLIONS OF DOLLARS, EXCEPT RATIO AMOUNTS)          ------ ------ ------ ------ -------------
Income from continuing operations before income
 taxes, minority interest and cumulative effect of
 change in accounting principle(1).................  $234.6 $212.7 $ 56.2 $153.6    $ 65.7
Fixed Charges:
  Interest expense charged to income, and
   portion of rentals representative of interest(2).   47.8   52.3   57.0   66.3      42.7
Capitalized Interest...............................      --     --     --     --        --
                                                     ------ ------ ------ ------    ------
Total fixed charges................................    47.8   52.3   57.0   66.3      42.7
                                                     ------ ------ ------ ------    ------
Earnings (1) + (2).................................  $282.4 $265.0 $113.2 $219.9    $108.4
                                                     ====== ====== ====== ======    ======
Ratio of earnings to fixed charges.................     5.9    5.1    2.0    3.3       2.5
                                                     ====== ====== ====== ======    ======

  The Company has never issued preferred stock. Prior to the inception of the Company on October 1, 1993, the determination of fixed charges is not applicable because the Company had not incurred any debt. The Company's ratio of earnings to fixed charges for the three months ended December 31, 1993 was 1.2.